Exhibit 3

          CERTIFICATE OF AMENDMENT TO THE RESTATED

               CERTIFICATE OF INCORPORATION OF

                      JOHNSON & JOHNSON

To:  The Secretary of State
     State of New Jersey

     Pursuant to the provisions of Section 14A:9-2(4) and 14A:9-4(3) of the New Jersey Business Corporation Act, Johnson & Johnson, a corporation organized under the laws of the State of New Jersey (the "Corporation"), executes the following Certificate of Amendment to its Restated Certificate of Incorporation:

     1.   The name of the Corporation is Johnson & Johnson.

     2.   The following amendment to the Restated
Certificate of Incorporation of the Corporation (the
"Amendment") was approved by the shareholders of the Corporation on the 27th day of April, 2006:

     "The Restated Certificate of Incorporation of the
     Company is hereby amended to delete Article EIGHTH in its entirety."

     3. The number of shares entitled to vote on the Amendment was 2,976,068,976. The number of shares voted FOR the Amendment was 2,496,705,505 and the number of shares voted AGAINST the Amendment was 19,668,147.

     4. The Amendment shall become effective as of the date hereof.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chairman and Chief Executive
Officer and by its Secretary, and its Corporate Seal to be hereto affixed on the 27th day of April, 2006.

                        JOHNSON & JOHNSON


                By: /s/ William C. Weldon
                        William C. Weldon
                        Chairman and Chief Executive Officer

     [SEAL]
                By: /s/ Michael H. Ullmann
                        Michael H. Ullmann
                        Secretary